FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT
This FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT (this "Fifth Amendment") is made and entered into as of the 4th day of March, 2015, by and between FREMONT LAKE UNION CENTER LLC, a Delaware limited liability company ("Landlord"), and TABLEAU SOFTWARE, INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord (as successor in interest to KR Lakeview, LLC, a Delaware limited liability company, itself successor in interest to BBK Lake View, LLC, a Delaware limited liability company, itself successor in interest to Michael R. Mastro, a married man as his separate estate), and Tenant are parties to that certain Lease Agreement dated February 19, 2009 ("Office Lease"), as amended by that certain First Amendment to Office Lease Agreement dated as of April 3, 2009 (the "First Amendment"), that certain Second Amendment to Office Lease Agreement dated as of March 24, 2011 (the "Second Amendment"), that certain Third Amendment to Office Lease Agreement dated as of August 22, 2012 (the "Third Amendment"), and that certain Fourth Amendment to Office Lease dated as of December 11, 2014 (the "Fourth Amendment"), whereby Landlord leases, or shall lease, to Tenant and Tenant leases, or shall lease, from Landlord that certain premises comprised of (a) that certain space commonly known as Suite 400 and located on the fourth (4th) floor of that certain building located at 837 N. 34th Street, Seattle, Washington (the "Lakeview Building"), (b) that certain space commonly known as Suite 200 located on the second (2nd) floor of the Lakeview Building, (c) that certain space commonly known as Suite 210 and located on the second (2nd) floor of the Lakeview Building, (d) pursuant to the terms of the Fourth Amendment, that certain space commonly known as Suite 100A located on the first (1st) floor of that certain building located at 701 N. 34th Street, Seattle, Washington (the "Plaza Building"), (e) pursuant to the terms of the Fourth Amendment, that certain space commonly known as Suite 300 and located on the third (3rd) floor of the Plaza Building, and (f) pursuant to the terms of the Fourth Amendment, that certain space commonly known as Suite 230 and located on the second (2nd) floor of the Plaza Building (collectively, the "Existing Premises"). The Office Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment shall collectively be referred to as the "Lease."
B.    Landlord and Tenant desire to enter into this Fifth Amendment in order to (i) expand the Existing Premises to include that certain space commonly known as Suite 400 and located on the fourth (4th) floor of the Plaza Building (the "Suite 400 Expansion Premises"), as delineated on Exhibit A attached hereto and made a part hereof, (ii) modify certain of the terms (i.e., the anticipated Suite 230 Commencement Date, the Base Rent schedule applicable to Suite 230, and the amount of the Suite 230 Allowance) applicable to Tenant's lease of Suite 230, and (iii) make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fifth Amendment.
2.    Modification of Premises.
2.1.    Condition Precedent. Landlord and Tenant hereby acknowledge that the Suite 400 Expansion Premises is currently leased by Cutter & Buck Inc., a Washington corporation ("Cutter & Buck") pursuant to that certain Office Lease dated October 21, 2009, by and between Landlord and Cutter & Buck (collectively, the "Suite 400 Lease"), which Suite 400 Lease has a lease term expiring after the anticipated "Suite 400 Expansion Commencement Date" (as that term is defined in Section 2.2 below). Accordingly, notwithstanding the full execution and delivery of this Fifth Amendment by Landlord and Tenant, Tenant's right (and Landlord's obligations) under this Fifth Amendment to lease the Suite 400 Expansion Premises as set forth in this Fifth Amendment is expressly conditioned upon the full execution and delivery of a lease termination agreement by Landlord and Cutter & Buck on terms and conditions which shall be acceptable to Landlord in its sole and absolute discretion pertaining to the early termination of the Suite 400 Lease (the "Condition Precedent"). Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord's inability or failure to cause the Condition Precedent to be satisfied. In the event the Condition Precedent is not satisfied on or before May 1, 2015, then all terms and provisions in this Fifth Amendment pertaining to (i) the Suite 400 Expansion Premises (including, without limitation, Section 8 and Section 9 hereof) and (ii) Suite 230, shall automatically be deemed null and void, and of no further force or effect; provided, however, if the Condition Precedent is timely satisfied, then the terms and provisions in this Fifth Amendment pertaining to the Suite 400 Expansion Premises and to Suite 230 shall continue in full force and effect.
2.2.    Suite 400 Expansion Premises. Effective as of the Suite 400 Expansion Commencement Date, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Suite 400 Expansion Premises on the terms set forth in this Fifth Amendment. Consequently, effective upon the Suite 400 Expansion Commencement Date, the Existing Premises shall be increased to include the Suite 400 Expansion Premises. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Suite 400 Expansion Premises shall be deemed to be 39,055 rentable square feet of space (determined in accordance with Office Buildings: Standard Methods of Measurement and Calculating Rentable Area – 2010 (Method A) (ANSI/BOMA Z65.1-2010), and its accompanying guidelines (collectively, “BOMA”)). Landlord and Tenant hereby acknowledge that such addition of the Suite 400 Expansion Premises to the Existing Premises shall, effective as of the Suite 400 Expansion Commencement Date, increase the size of the Premises to 144,590 rentable square feet. The Existing Premises and the Suite 400 Expansion Premises may hereinafter collectively be referred to as the "Premises". For purposes of this Fifth Amendment, the "Suite 400 Expansion Commencement Date" shall be the day immediately following the date upon which the Suite 400 Lease terminates (subject to the terms set forth in Section 2.1 above), which Suite 400 Expansion Commencement Date is anticipated to be July 1, 2015 (with an anticipated termination date of the 400 Lease of June 30, 2015), provided that Landlord may accelerate such Suite 400 Expansion Commencement Date to a date no earlier than May 1, 2015 by providing Tenant with not less than thirty (30) days written notice prior to the desired Suite 400 Expansion Commencement Date, subject to satisfaction of the Condition Precedent and Landlord gaining possession of the Suite 400 Expansion Premises following the vacation and surrender of the Suite 400 Expansion Premises by Cutter & Buck. Tenant hereby acknowledges that as the Suite 400 Expansion Premises are currently occupied by Cutter & Buck, Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of the Suite 400 Expansion Premises to Tenant on any particular date as a result of Cutter & Buck's failure to vacate and surrender the Suite 400 Expansion Premises or any part thereof.
3.    Lease Term.
3.1.    Suite 400 Expansion Term. The Lease Term of Tenant's lease of the Suite 400 Expansion Premises (the "Suite 400 Expansion Term") shall commence on the Suite 400 Expansion Commencement Date and shall expire coterminously with Tenant's Lease of the Existing Premises on the "New Lease Expiration Date" (as that term is defined in Section 3 of the Fourth Amendment) (i.e., August 31, 2024), unless sooner terminated as provided in the Lease, as hereby amended. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C attached hereto, (which notice may also include an updated Monthly Base Rent schedule), as a confirmation only of the information set forth therein with respect to the Suite 400 Expansion Term (or Monthly Base Rent payable through the New Lease Expiration Date), which, provided such information is correct, Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.
3.2.    Option Term. Notwithstanding any provision to the contrary contained in the Lease, Landlord hereby acknowledges that the option right set forth in Section 11 of the Fourth Amendment shall also apply to the Suite 400 Expansion Premises, provided that Tenant exercises such option with respect to the entire Premises.

4.    Base Rent.
4.1.    Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay to Landlord Monthly Base Rent for the Existing Premises in accordance with the terms of the Lease.
4.2.    Suite 400 Expansion Premises. Commencing on the Suite 400 Expansion Commencement Date and continuing throughout the Suite 400 Expansion Term, Tenant shall pay to Landlord monthly installments of Monthly Base Rent for the Suite 400 Expansion Premises as follows, but otherwise in accordance with the terms of the Lease:

Period During the Suite 400 Expansion Term	Annualized Monthly Base Rent for the Suite 400 Expansion Premises*	Monthly Base Rent for the Suite 400 Expansion Premises*	Annual Rental Rate per Rentable Square Foot of the Suite 400 Expansion Premises*
Suite 400 Expansion Commencement Date – June 30, 2016	$1,327,870.00***	$110,655.83***	$34.00
July 1, 2016 – June 30, 2017	$1,367,706.10	$113,975.51	$35.02**
July 1, 2017 – June 30, 2018	$1,408,737.28	$117,394.77	$36.07**
July 1, 2018 – June 30, 2019	$1,450,999.40	$120,916.62	$37.15**
July 1, 2019 – June 30, 2020	$1,494,529.38	$124,544.12	$38.27**
July 1, 2020 – June 30, 2021	$1,539,365.27	$128,280.44	$39.42**
July 1, 2021 – June 30, 2022	$1,585,546.22	$132,128.85	$40.60**
July 1, 2022 – June 30, 2023	$1,633,112.61	$136,092.72	$41.82**
July 1, 2023 – June 30, 2024	$1,682,105.99	$140,175.50	$43.07**
July 1, 2024 – August 31, 2024	$1,732,569.17	$144,380.76	$44.36**
* The initial Annualized Monthly Base Rent for the Suite 400 Expansion Premises amount was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot of the Suite 400 Expansion Premises amount by the number of rentable square feet of space in the Suite 400 Expansion Premises, and the initial Monthly Base Rent for the Suite 400 Expansion Premises amount was calculated by dividing the initial Annualized Monthly Base Rent for the Suite 400 Expansion Premises amount by twelve (12). Both Tenant and Landlord acknowledge and agree that multiplying the Monthly Base Rent for the Suite 400 Expansion Premises amount by twelve (12) does not always exactly equal the Annualized Monthly Base Rent for the Suite 400 Expansion Premises amount. In all subsequent Monthly Base Rent payment periods during the Lease Term commencing on July 1, 2016, the calculation of each Annualized Monthly Base Rent for the Suite 400 Expansion Premises amount reflects an annual increase of three percent (3%) and each Monthly Base Rent for the Suite 400 Expansion Premises amount was calculated by dividing the corresponding Annualized Monthly Base Rent for the Suite 400 Expansion Premises amount by twelve (12).
** The amounts identified in the column entitled "Annual Rental Rate per Rentable Square Foot of the Suite 400 Expansion Premises" are rounded amounts and are provided for informational purposes only.
*** Subject to the terms set forth in Section 4.3 below, the Monthly Base Rent attributable to the Suite 400 Expansion Premises for the three (3) month period commencing on the first day of the first (1st) full calendar month of the Suite 400 Expansion Term and ending on the last day of the third (3rd) full calendar month of the Suite 400 Expansion Term shall be abated.

On or before the Suite 400 Expansion Commencement Date, Tenant shall pay to Landlord the Monthly Base Rent payable for the Suite 400 Expansion Premises for the first full month of the Suite 400 Expansion Term.

4.3.    Suite 400 Expansion Premises Abated Monthly Base Rent. Provided that no event of default (beyond the applicable notice and cure periods) is occurring during the three (3) month period commencing on the first (1st) day of the first (1st) full calendar month of the Suite 400 Expansion Term and ending on the last day of the third (3rd) full calendar month of the Suite 400 Expansion Term (the "Suite 400 Monthly Rent Abatement Period"), the Monthly Base Rent and Tenant's Pro Rata Share of Operating Expenses otherwise attributable to the Suite 400 Expansion Premises during such Suite 400 Monthly Rent Abatement Period shall be abated (the "Suite 400 Monthly Rent Abatement"). Tenant acknowledges and agrees that during such Suite 400 Monthly Rent Abatement Period, such abatement of Monthly Base Rent for the Suite 400 Expansion Premises shall have no effect on the calculation of any future increases in Monthly Base Rent or Operating Expenses payable by Tenant pursuant to the terms of the Lease, which increases shall be calculated without regard to such Suite 400 Monthly Rent Abatement. Tenant acknowledges and agrees that the foregoing Suite 400 Monthly Rent Abatement has been granted to Tenant as additional consideration for entering into this Fifth Amendment, and for agreeing to pay the Monthly Base Rent and perform the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, or if the Lease is terminated due to such default by Tenant, then the dollar amount of the unapplied portion of the Suite 400 Monthly Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Monthly Base Rent applicable at the end of the Suite 400 Expansion Term and Tenant shall immediately be obligated to begin paying Monthly Base Rent for the Suite 400 Expansion Premises in full. The foregoing Suite 400 Monthly Rent Abatement right set forth in this Section 4.3 shall be personal to the Tenant originally named in this Fifth Amendment (the "Original Tenant") and any Affiliate assignee to whom the Lease (as amended) is assigned pursuant to Section 19(e) of the Office Lease (an "Affiliate Assignee") (and not any assignee, or any sublessee or other transferee of the Original Tenant's interest in the Lease, except as stated above) is the Tenant under the Lease during such Suite 400 Monthly Rent Abatement Period.
5.    Tenant's Share of Operating Expenses.
5.1.    Existing Premises. Tenant shall continue to pay Tenant's Pro Rata Share of Operating Expenses in connection with the Existing Premises in accordance with the terms of the Lease.
5.2.    Suite 400 Expansion Premises. With respect to Tenant's payment of Operating Expenses for the Suite 400 Expansion Premises, commencing on the Suite 400 Expansion Commencement Date, and continuing throughout the Suite 400 Expansion Term, Tenant shall pay to Landlord Tenant's Pro Rata Share of Operating Expenses in connection with the Suite 400 Expansion Premises which arise or accrue during such period in accordance with the terms of Article 9 of the Office Lease, provided that with respect to the calculation of Tenant's Pro Rata Share of Operating Expenses in connection with the Suite 400 Expansion Premises, Tenant's Pro Rata Share shall equal 28.10%.
6.    Suite 400 Expansion Improvements. Except as specifically set forth in the Work Letter attached hereto as Exhibit B (the "Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Suite 400 Expansion Premises, and Tenant shall accept the Suite 400 Expansion Premises in its presently existing, "as-is" condition, provided that the Suite 400 Expansion Premises shall be delivered broom clean and free and clear of personal property, and the foregoing shall be subject to Landlord's ongoing maintenance, repair, indemnification and compliance with law (including with respect to hazardous materials) obligations as set forth in the Lease, as amended. Further, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the New Expansion Premises or with respect to the suitability of the same for the conduct of Tenant's business.
7.    Parking. Effective as of the Suite 400 Commencement Date and continuing throughout the Suite 400 Expansion Term, Tenant shall be entitled to rent up to ninety (90) unreserved parking passes in connection with Tenant's lease of the Suite 400 Expansion Premises (the "Suite 400 Expansion Parking Passes"), at the prevailing rates established by Landlord from time to time. During the Suite 400 Expansion Term, Tenant shall have an ongoing right to change the number of Suite 400 Expansion Parking Passes rented pursuant to this Section 7 upon at least thirty

(30) days prior written notice to Landlord, provided that in no event shall Tenant be entitled to rent more than the number of Suite 400 Expansion Parking Passes provided for herein in connection with the Suite 400 Expansion Premises. Subject to the foregoing, Tenant shall pay to Landlord (or its designee) for all Suite 400 Expansion Parking Passes it uses from time to time, on a monthly basis, the prevailing rate charged from time to time at the location of such Suite 400 Expansion Parking Passes, plus any taxes imposed by any governmental authority in connection with the renting of such Suite 400 Expansion Parking Passes by Tenant or the use of the parking facility by Tenant. Except as set forth in this Section 7, Tenant shall lease the Suite 400 Expansion Parking Passes in accordance with the Lease.
8.    Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Landlord pursuant to the Lease, as set forth below and amended hereby, shall equal Four Hundred Twenty-Six Thousand Six Hundred Fifty-Seven and 26/100 Dollars ($426,657.26). Landlord and Tenant acknowledge that, in accordance with the Lease, Tenant has previously delivered the sum of Two Hundred Eighty-Two Thousand Two Hundred Seventy-Six and 50/100 Dollars ($282,276.50) (the "Existing Security Deposit") to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant's execution of this Fifth Amendment, in connection with the Suite 400 Expansion Premises Tenant shall deposit with Landlord an amount equal to One Hundred Forty-Four Thousand Three Hundred Eighty and 76/100 Dollars ($144,380.76) to be held by Landlord as a part of the Security Deposit, for a total Security Deposit of Four Hundred Twenty-Six Thousand Six Hundred Fifty-Seven and 26/100 Dollars ($426,657.26).
9.    Right of First Offer. Effective as of the date of this Fifth Amendment, the Suite 400 Expansion Premises shall no longer be part of the First Offer Space.
10.    Suite 230. Pursuant to the terms of the Fourth Amendment, Landlord and Tenant agreed to terms with respect to Tenant's lease of Suite 230. Tenant shall lease Suite 230 pursuant to the terms set forth in the Fourth Amendment except as expressly provided in this Section 10 below. In the event the Condition Precedent is not satisfied on or before May 1, 2015, then all terms and provisions in this Fifth Amendment pertaining to Suite 230 shall automatically be deemed null and void, and of no further force or effect; provided, however, if the Condition Precedent is timely satisfied, then the terms and provisions in this Fifth Amendment pertaining to Suite 230 shall continue in full force and effect.
10.1.    Suite 230 Commencement Date. Notwithstanding any provision to the contrary contained in the Lease, the Suite 230 Commencement Date is anticipated to be July 1, 2015 (as opposed to August 1, 2017 as originally set forth in Section 2.2.2 of the Fourth Amendment), provided that Landlord may accelerate such Suite 230 Commencement Date to a date no earlier than May 1, 2015 by providing Tenant with not less than thirty (30) days written notice prior to the desired Suite 230 Commencement Date.

10.2.    Suite 230 Monthly Base Rent. Notwithstanding any provision to the contrary set forth in the Lease (specifically including Section 4.2.2 of the Fourth Amendment), commencing on the Suite 230 Commencement Date and continuing throughout the Suite 230 Term, Tenant shall pay to Landlord Monthly Base Rent for Suite 230 as set forth in the schedule in this Section 10.2 below (which Monthly Base Rent schedule shall replace the Monthly Base Rent schedule set forth in Section 4.2.2 of the Fourth Amendment).

Period During Suite 230 Term	Annualized Monthly Base Rent for Suite 230+	Monthly Base Rent for Suite 230+	Annual Rental Rate per Rentable Square Foot of Suite 230+
Suite 230 Commencement Date – June 30, 2016	$231,166.00+++	$19,263.83+++	$34.00
July 1, 2016 – June 30, 2017	$238,100.98	$19,841.75	$35.02++
July 1, 2017 – June 30, 2018	$245,244.01	$20,437.00	$36.07++
July 1, 2018 – June 30, 2019	$252,601.33	$21,050.11	$37.15++
July 1, 2019 – June 30, 2020	$260,179.37	$21,681.61	$38.27++
July 1, 2020 – June 30, 2021	$267,984.75	$22,332.06	$39.42++
July 1, 2021 – June 30, 2022	$276,024.29	$23,002.02	$40.60++
July 1, 2022 – June 30, 2023	$284,305.02	$23,692.09	$41.82++
July 1, 2023 – June 30, 2024	$292,834.17	$24,402.85	$43.07++
July 1, 2024 – August 31, 2024	$301,619.20	$25,134.93	$44.36++

10.3.    Suite 230 Abated Monthly Base Rent. Provided that no event of default (beyond the applicable notice and cure periods) is occurring during the three (3) month period commencing on the first (1st) day of the first (1st) full calendar month of the Suite 230 Term and ending on the last day of the third (3rd) full calendar month of the Suite 230 Term (the "Suite 230 Monthly Rent Abatement Period"), the Monthly Base Rent and Tenant's Pro Rata Share of Operating Expenses otherwise attributable to Suite 230 during such Suite 230 Monthly Rent Abatement Period shall be abated (the "Suite 230 Monthly Rent Abatement"). Tenant acknowledges and agrees that during such Suite 230 Monthly Rent Abatement Period, such abatement of Monthly Base Rent for Suite 230 shall have no effect on the calculation of any future increases in Monthly Base Rent or Operating Expenses payable by Tenant pursuant to the terms of the Lease, which increases shall be calculated without regard to such Suite 230 Monthly Rent Abatement. Tenant acknowledges and agrees that the foregoing Suite 230 Monthly Rent Abatement has been granted to Tenant as additional consideration for entering into this Fifth Amendment, and for agreeing to pay the Monthly Base Rent and perform the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, or if the Lease is terminated due to such default by Tenant, then the dollar amount of the unapplied portion of the Suite 230 Monthly Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Monthly Base Rent applicable at the end of the Suite 230 Term and Tenant shall immediately be obligated to begin paying Monthly Base Rent for Suite 230 in full. The foregoing Suite 230 Monthly Rent Abatement right set forth in this Section 10.3 shall be personal to the Original Tenant and any Affiliate Assignee (and not any assignee, or any sublessee or other transferee of the Original Tenant's interest in the Lease, except as stated above) is the Tenant under the Lease during such Suite 230 Monthly Rent Abatement Period.
10.4.    Suite 230 Allowance. Notwithstanding any provision to the contrary contained in the Lease, the "Suite 230 Allowance" (as that term is defined in Section 2.1(C) of the Work Letter attached to the Fourth Amendment) shall be deemed to be Two Hundred Three Thousand Nine Hundred Seventy and 00/100 Dollars ($203,970.00) (which amount has been calculated based on the formula set forth in Section 2.1(C) of the Work Letter attached to the Fourth Amendment), and all other terms and conditions applicable to the construction in Suite 230 shall be governed pursuant to the terms of the Work Letter attached to the Fourth Amendment.
11.    Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment other than Flinn Ferguson (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fifth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 11 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
12.    No Further Modification. Except as set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Suite 400 Expansion Premises and shall remain unmodified and in full force and effect.
[signatures contained on following page]

IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the day and year first above written.

"LANDLORD"
FREMONT LAKE UNION CENTER LLC,
a Delaware limited liability company
By: KILROY REALTY, L.P.,
         a Delaware limited partnership
         Its Sole Member

By: Kilroy Realty Corporation,
         a Maryland corporation,
                    doing business in the State of
                    Washington as Kilroy Realty
                    Northwest Corporation
                    its General Partner

By:    /s/ J. Michael Shields
            Name:    J. Michael Shields
            Its:    Sr. Vice President
By:    /s/ John T. Fucci
            Name:    John T. Fucci
            Its:    Sr. Vice President Asset Management

"TENANT"	TABLEAU SOFTWARE, INC., a Delaware corporation By: /s/ Keenan Conder Name: Keenan Conder Its: VP, General Counsel By: Name: Its:

NOTARY PAGES

STATE OF	Washington	)
) ss.
COUNTY OF	King	)
I certify that I know or have satisfactory evidence that Keenan Conder is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the VP, General Counsel and Corp Secretary of TABLEAU SOFTWARE, INC., a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: March 3, 2015
/s/ Tiffany Dawn Ash
(Signature)
(Seal or stamp)
Title: Notary Public
Notary Public in and for the State of Washington
My appointment expires: November 1, 2015

STATE OF	________________	)
) ss.
COUNTY OF	________________	)
I certify that I know or have satisfactory evidence that ________________________ is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the _______________________________ of TABLEAU SOFTWARE, INC., a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: ________________
____________________________________________
(Signature)
(Seal or stamp)
Title: ______________________________________
Notary Public in and for the State of ______________
My appointment expires: ________________

STATE OF	WA	)
) ss.
COUNTY OF	King	)
I certify that I know or have satisfactory evidence that J Michael Shields is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the Sr. Vice President of KILROY REALTY CORPORATION, a Maryland corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: March 4, 2015
/s/ Michelle N Clingingsmith
     (Signature)
(Seal or stamp)
Title: Leasing and Marketing Assoc.
Notary Public in and for the State of WA
My appointment expires: September 29, 2015

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
)
COUNTY OF LOS ANGELES	)
On March 5, 2015 , before me, Michael Anthony Hunter , a Notary Public, personally appeared John T. Fucci , who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature _/s/ Michael Anthony Hunter__ (Seal)

EXHIBIT A
FREMONT LAKE UNION CENTER
OUTLINE OF SUITE 400 EXPANSION PREMISES

EXHIBIT B
FREMONT LAKE UNION CENTER
WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of improvements in the Suite 400 Expansion Premises in connection with this Fifth Amendment. This Work Letter is essentially organized chronologically and addresses the issues of the construction of improvements in the Suite 400 Expansion Premises, in sequence, as such issues will arise during the actual construction of the Suite 400 Expansion Premises. All references in this Work Letter to Articles or Sections of "this Amendment" shall mean the relevant portion of Sections 1 through 12 of the Fifth Amendment to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, all references in this Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 35 of the Office Lease being amended by this Amendment, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portions of Sections 1 through 5 of this Work Letter.
SECTION 1

INTENTIONALLY OMITTED

SECTION 2

IMPROVEMENTS
2.1    Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance for the Suite 400 Expansion Premises in the amount of One Million One Hundred Seventy-One Thousand Six Hundred Fifty and 00/100 Dollars ($1,171,650.00) (i.e., Thirty and 00/100 Dollars ($30.00) per rentable square foot of the Suite 400 Expansion Premises) for the costs relating to the design and construction of the improvements, which are permanently affixed to the Suite 400 Expansion Premises (collectively, the "Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to immediately pay any portion of the "Over‑Allowance Amount," as defined in Section 4.2.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of the Lease, as amended, all Improvements shall be deemed Landlord's property under the terms of this Lease, as amended. Landlord shall retain (and Tenant shall have no further right to) any unused portion of the Improvement Allowance which remains as of the date which is one (1) year following the Suite 400 Expansion Commencement Date.
2.2    Disbursement of the Improvement Allowance.
2.2.1    Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process, including, without limitation, Landlord's receipt of invoices or other commercially reasonable documentation for all costs and fees described herein) only for the following items and costs (collectively the "Improvement Allowance Items"):
2.2.1.1      Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to Two and 50/100 Dollars ($2.50) per rentable square foot of the Suite 400 Expansion Premises, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter;
2.2.1.2      The payment of plan check, permit and license fees relating to construction of the Improvements;

2.2.1.3      The cost of construction of the Improvements, including, without limitation, testing and inspection costs, demolition, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions;
2.2.1.4      The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.5      The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the "Code");
2.2.1.6      The cost of the "Coordination Fee," as that term is defined in Section 4.2.2.1 of this Work Letter;
2.2.1.7      Sales and use taxes; and
2.2.1.8      All other costs to be expended by Landlord and Tenant in connection with the construction of the Improvements.
2.2.2    Disbursement of Improvement Allowance. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.
2.2.2.1      Disbursements. Subject to the provisions of this Work Letter, a check for the Improvement Allowance (or so much thereof as Tenant is entitled to at such time) payable to Tenant shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the applicable portion of the Improvements, provided that: (i) Tenant has delivered to Landlord invoices marked as having been paid from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Suite 400 Expansion Premises; (ii) Tenant has delivered to Landlord executed unconditional mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of applicable laws; (iii) Landlord has determined that the Improvements are in compliance with the "Approved Working Drawings," as that term is defined in Section 3.4 below, and no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building; (iv) Architect has delivered to Landlord a "Certificate of Substantial Completion", in the form of AIA Document G704, certifying that the construction of the Improvements in the Suite 400 Expansion Premises has been substantially completed; (v) Tenant has delivered to Landlord a "close-out package" in both paper and electronic forms (including, as-built drawings, and final record CADD files for the associated plans, warranties and guarantees from all contractors, subcontractors and material suppliers, and an independent air balance report); (vi) Tenant has delivered to Landlord a certificate of occupancy, a temporary certificate of occupancy or its equivalent is issued to Tenant for the Suite 400 Expansion Premises; and (vii) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Thereafter, Landlord shall deliver a check to Tenant for the amount of the Improvement Allowance (or so much thereof as Tenant is entitled to at such time). Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.2.2.2      Intentionally Omitted.
2.2.2.3      Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease, as amended.

2.3    Building Standards. Landlord has established or may establish, as set forth below, specifications for certain Building standard components to be used in the construction of the Improvements in the Suite 400 Expansion Premises. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord's option, require the Improvements to comply with certain Building standards as set forth below. Landlord may make reasonable, nondiscriminatory (vis-à-vis Tenant) written changes to said specifications for Building standards from time to time. Removal requirements regarding the Improvements are addressed in Section 11(b) and Article 24 of the Office Lease.

SECTION 3

CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain JPC Architects, Gensler, or such other architect as Landlord and Tenant shall mutually and reasonably agree upon (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. The Contractor (as that term is defined in Section 4.1 of this Work Letter) shall provide design-build services from qualified, Landlord-approved mechanical, electrical, plumbing, HVAC, lifesafety and fire protection contractors for the preparation of plans and engineering working drawings related to the Improvements. Should Tenant choose to prepare fully engineered drawings in-lieu of the design-build approach described above, then Tenant shall retain an engineer (from a list of approved engineers supplied by Landlord) (the "Engineer") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Suite 400 Expansion Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.
3.2    Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant's design intent, for the Suite 400 Expansion Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Suite 400 Expansion Premises if the same is unsatisfactory or incomplete in any respect, Landlord’s approval of the Final Space Plan not to be unreasonably withheld, conditioned or delayed. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised, and Landlord and Tenant shall use good faith and commercially reasonable efforts to have the Final Space Plan approved.
3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Suite 400 Expansion Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Suite 400 Expansion Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Working Drawings for the Suite 400 Expansion Premises if the same is unsatisfactory or incomplete in any respect, Landlord’s approval of the Final Working Drawings not to be unreasonably withheld, conditioned or delayed. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review, and Landlord and Tenant shall use good faith and commercially reasonable efforts to have the Final Working Drawings approved. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all direct architectural and/or engineering fees in connection therewith, plus fifteen percent (15%) of such direct costs for Landlord's servicing and overhead.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Suite 400 Expansion Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Suite 400 Expansion Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.
3.5    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant's representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in the Lease.
SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS
4.1    Tenant's Selection of Contractors.
4.1.1    The Contractor. A general contractor shall be retained by Tenant to construct the Improvements. Such general contractor ("Contractor") shall be selected by Tenant the following list of contractors: Foushee & Associates, HST Construction, Shuchart, or such other architect as Landlord and Tenant shall mutually and reasonably agree upon, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval.
4.2    Construction of Improvements by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget. Tenant shall engage the Contractor under either, at Tenant’s election, exercisable in Tenant’s sole discretion, an AIA A101 Stipulated Sum Agreement (2007 Version), or an AIA A102 [Standard Form of Agreement Between Owner and Contractor where the basis of payment is the Cost of Work Plus a Fee with a Guaranteed Maximum Price], accompanied by Landlord's standard AIA A201 General Conditions (2007 Version) as modified by Landlord and reasonably approved by Tenant (collectively, the "Contract"). Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). Prior to the commencement of construction of the Improvements, Tenant shall supply Landlord with cash in an amount (the "Over-Allowance Amount") equal to the difference between the amount of the Final Costs and the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements). The Over‑Allowance Amount shall be disbursed by Landlord on a pro-rata basis along with any of the then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount or at Landlord's option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Work Letter, above, for Landlord's approval, prior to Tenant paying such costs.
4.2.2    Tenant's Agents.
4.2.2.1      Landlord's General Conditions for Tenant's Agents and Improvement Work. Tenant's and Tenant's Agent's construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in strict material accordance with the Approved Working Drawings; (ii) Tenant's Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements. Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to the product of (i) three percent (3%), and (ii) the sum of the Improvement Allowance, the Over-Allowance Amount, as such amount may be increased hereunder, and any other amounts expended by Tenant in connection with the design and construction of the Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.
4.2.2.2      Indemnity. Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Improvements and/or Tenant's disapproval of all or any portion of any request for payment in violation of the terms of this Work Letter. Such indemnity by Tenant, as set forth in the Lease, shall also apply, except to the extent arising from the gross negligence or willful misconduct of Landlord, with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Suite 400 Expansion Premises.
4.2.2.3      Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii)  the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to use commercially reasonable efforts to cooperate with Landlord to effect such right of direct enforcement.
4.2.2.4      Insurance Requirements.
4.2.2.4.1  General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.
4.2.2.4.2  Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease, as amended.
4.2.2.4.3  General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause, except to the extent arising from the gross negligence or willful misconduct of Landlord, during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee.

4.2.3    Governmental Compliance. The Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord's failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved and the basis therefor. Any defects or material deviations in, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event a defect or deviation exists in connection with any portion of the Improvements and such defect or deviation might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, following written notice to Tenant and expiration of a ten (10) day cure period, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect and/or deviation, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect and/or deviation is corrected to Landlord's satisfaction.
4.2.5    Meetings. Commencing upon the execution of this Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location reasonably approved by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. One such meeting each month shall include the review of Contractor's current request for payment.
4.3    Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) business days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with applicable laws, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Suite 400 Expansion Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Suite 400 Expansion Premises.
SECTION 5

MISCELLANEOUS
5.1    Tenant's Representative. Tenant has designated Kylie Alfano as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is kalfano@tableausoftware.com and phone number is (206) 633-3400 x7481), who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
5.2    Landlord's Representative. Landlord has designated John Gillespie (whose e-mail addresses for the purposes of this Work Letter is jgillespie@kilroyrealty.com and whose phone number is (425) 990-7124) as its sole representatives with respect to the matters set forth in this

Work Letter, who, until further notice to Tenant, shall each have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.
5.3    Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord pursuant to the terms of this Work Letter, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord pursuant to the terms of this Work Letter.

5.4    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any economic or material non-economic default by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be tolled until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT C
FREMONT LAKE UNION CENTER

NOTICE OF LEASE TERM DATES

To:    _______________________
_______________________
_______________________
_______________________

Re:
Office Lease dated ____________, 20__ (as amended, the "Lease"), by and between ____________________, a _____________________ ("Landlord"), and _______________________, a _______________________ ("Tenant") for certain expansion premises, commonly known as Suite _______ and containing approximately _______________ rentable square feet of space (the "Expansion Premises"), located on the ______________ (____) floor of that certain office building located at 701 N. 34th Street, Seattle, Washington 98103 (the "Building").

Dear ______________________:
Pursuant to the terms of the Lease, this letter is to confirm and agree upon the following:

1.	Tenant has accepted the above-referenced Expansion Premises as being delivered in accordance with the Lease and to Tenant's knowledge there is no deficiency in construction.

2.	The Lease Term for the Expansion Premises shall commence on or has commenced on ______________ for a term of __________________ ending on __________________.

3.	Monthly Base Rent for the Expansion Premises commenced to accrue on __________________, in the amount of ________________.

4.
If the _______ Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Your rent checks under the Lease should be made payable to __________________ at ___________________.

6.	The rentable square feet of the Expansion Premises is ________________.

7.	Tenant's Share of Direct Expenses with respect to the Expansion Premises is ________% of the Project.

8.
Capitalized terms used herein that are defined in the Lease shall have the same meaning when used herein. Landlord and Tenant confirm that the Lease has not been modified or altered except as set forth herein, and the Lease is in full force and effect. Landlord and Tenant acknowledge and agree that to each party's actual knowledge, neither party is in default or violation of any covenant, provision, obligation, agreement or condition in the Lease.

If the provisions of this letter correctly set forth our understanding, please so acknowledge by signing at the place provided below on the enclosed copy of this letter and returning the same to Landlord.

"Landlord": , a By: Its: By: Its:
Agreed to and Accepted as of ____________, 20__. "Tenant": a By: Its: By: Its: